200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Michael S. Shore
Chief Financial Officer
954-308-4200

SMF ENERGY CORPORATION REPORTS PROFIT
FOR FISCAL YEAR ENDING JUNE 30, 2010

Ft. Lauderdale, FL, September 28, 2010 – SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading energy logistics company providing efficient, just in time distribution of petroleum products and chemicals, today announced its earnings and results for the fiscal year and fourth quarter ended June 30, 2010.

SELECTED FINANCIAL DATA:
In thousands (except for debt/equity ratio data)

	Fiscal 2010	Fiscal 2009	Variance	% Variance
Shareholders’ equity	$7,056	$6,529	$527	8%
Total debt	$11,779	$13,645	$(1,866)	(14)%
Debt/equity ratio	1.7	2.1	(0.4)	(19)%
Net income (loss)	$465	$(2,339)	$2,804	N/A
EBITDA [1]	$4,010	$4,530	$(520)	(11)%

1 A non-GAAP measure.

Richard E. Gathright, Chairman, Chief Executive Officer and President, commented:

“For our fiscal year ended June 30, 2010, we posted net income of $465,000 versus a net loss of $2.3 million in fiscal year 2009.  This $2.8 million improvement in our financial performance for fiscal 2010 is a continuation of the $4.4 million improvement in fiscal 2009 over fiscal 2008.  We have outperformed all reasonable expectations in the face of an unprecedented global economic recession and financial meltdown over the past two years.  Despite facing the worst domestic and global economy since the Great Depression, we have increased our sales volumes by 2.6% or 1.8 million gallons in fiscal 2010 over the prior year.

We have offset the reduction of demand from our customer base attributed to the recession with the addition of net new business, including the expansion of our business into three new markets.  We consider this achievement to be particularly noteworthy in light of the fact that the 14% drop in demand from our existing customer base at the onset of the economic downturn in the fall of 2008 has not yet been recovered.  Moreover, we have achieved profitability in fiscal 2010 notwithstanding not having any significant amount of emergency response work in the year compared to a year ago, as reflected by our net margin per gallon of 23.1 cents versus 25.8 cents per gallon in the prior year.

We have decreased our total debt by $1.9 million, our equity has increased by $527,000, and both improvements have contributed to a lower debt to equity ratio of 1.7 compared to 2.1 a year ago.

For fiscal 2010, our EBITDA was $4.0 million, our cash contribution which is EBITDA less fixed charges was $1.9 million and our fixed charge coverage ratio was 1.86. These numbers are comparable to the $4.5 million, $1.8 million and 1.65, respectively, reported a year ago, when we suggested our EBITDA and other reported numbers were harbingers of further improvements in our operating results.

Our selling, general and administrative expenses were $1.0 million lower in fiscal 2010 than last year.  Our cost cutting measures initiated in fiscal 2008 contributed to this year’s significant reduction in personnel costs and professional fees.  That $1.0 million reduction was achieved notwithstanding $531,000 in SG&A costs that are not expected to recur in fiscal 2011, including:  1) a $187,000 write off of deferred acquisition costs; 2) a $93,000 stock option repricing charge; and 3) $251,000 in Sarbanes-Oxley Section 404(b) costs, preparing for auditor attestation of our internal controls assessment from which we were exempted by law after the costs were incurred; offset by a $584,000 SG&A reduction from the settlement of our litigation against the FAS Group.

Our successful June 2009 Recapitalization strengthened our balance sheet and impacted our bottom line performance as we replaced high yield notes for mostly common stock and low yield notes resulting in a $1.5 million interest expense savings and our further reduction of debt this year as we paid $1.0 million of scheduled principal payments on our bank term loan.

We are positioned, for the next fiscal year, to continue our growth and improvement.  We have ordered new trucks to modernize and increase the size of our fleet, which will create expanded capacity to our system, improve fuel economy and satisfy new emission standards, give us further opportunity to expand in new markets and reduce our repair and maintenance costs.

In light of the weak market conditions for our stock, we recently announced a stock repurchase program pursuant to which we may purchase up to $840,000 of capital stock.  While that program has only recently begun, we believe that, in light of the current prices for our common stock, the expenditure of corporate funds to acquire shares at these prices is a reasonable and prudent allocation of our financial resources.

We believe that, in this economy, there are many opportunities available for us to acquire complementary businesses and achieve accelerated growth from those acquisitions.  A significant improvement in the trading price of our common stock would facilitate those acquisitions, since we could use shares of our stock to fund all or a portion of any such acquisition.  We are currently reluctant to use shares of our stock as consideration for acquisitions, however, because we believe acquisitions made with our stock at or near current prices would be unduly dilutive.  While we will consider using stock for acquisitions that are accretive on an earnings per share basis, we will do so only if we believe that the trading market for our stock is sufficiently related to the actual value and prospects of our Company to reflect the enhanced value from the acquisition.”

Highlights of Fiscal Year 2010 vs. Fiscal Year 2009

•
Revenues were $192.8 million in fiscal 2010 as compared to $199.2 million in fiscal 2009, a decrease of $6.4 million, or 3.2%, primarily as a result of an $11.3 million decrease attributable to lower market prices of petroleum products during fiscal 2010, as compared to fiscal 2009. The number of gallons sold during fiscal 2010 and 2009 was 69.7 million and 67.9 million, respectively, an increase of 1.8 million gallons, or 2.7%. In the first part of fiscal 2009, we provided emergency response services in Louisiana and Texas for Hurricanes Gustav and Ike. This brief injection of higher margin emergency response business helped to sustain us through the dramatic contraction of the national economy at the time, which severely affected us in the second quarter of that year. Since that time, we have witnessed a slow but steady increase in demand for our services from companies seeking to reduce their costs of operation with mobile fueling, leading to our decision to add three new service locations in fiscal 2010. The 14% decrease in same customer sales demand that occurred during the economic downturn at that time, however, has still not been recovered by the Company. Much like the reports of uneven and unsteady growth for the economy generally, our sales volume fluctuated during much of fiscal 2010. We saw a much stronger demand from net new business from March 2010 through the end of the fiscal year and are optimistic about its continuation throughout this next fiscal year.

•
Net income was $465,000 in fiscal 2010, compared to a net loss of $2.3 million in fiscal 2009, an improvement of $2.8 million. The improvement was partially attributable to lower selling, general and administrative expenses of $1.0 million due to the cost cutting and business restructuring steps that were taken beginning in late November 2008 to meet the dramatic decrease in customer demand attributable to the international economic crisis. Additionally, we incurred lower interest expense of $1.5 million attributable to the June 2009 Recapitalization and to lower fuel prices. Net income in fiscal 2010 was reduced by the lower gross profit of $1.2 million partially resulting from the decrease in margin contribution from the emergency response services provided in the first quarter of fiscal 2009, higher direct operating expense this year including higher repairs and maintenance costs of our fleet, cost for storm water removal in our mid-continent division which cost was almost eliminated by May 2010, and new market start up costs as we expanded our business. Additionally, this year we did not have the non recurrence of the benefit from last year’s modification of certain personnel benefits programs.  The net loss in fiscal 2009 included a $1.7 million non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment charge that did not reoccur in fiscal 2010.

•
EBITDA (a non-GAAP measure) was $4.0 million in fiscal 2010 compared to $4.5 million in fiscal 2009, a decrease of $520,000.  The decrease in EBITDA was principally due to the lower gross profit of $1.2 million, which was partially the result of decreases in margin contribution from the emergency response services provided in the first quarter of fiscal 2009 in Louisiana and Texas for Hurricanes Gustav and Ike, higher repairs and maintenance costs of our fleet, $244,000 of cost for storm water removal in our mid-continent division which cost was almost eliminated by May 2010, and new market start up costs of approximately $104,000.  The decrease in EBITDA was partially offset by the $1.0 million decrease in selling, general and administrative expenses as a result of the cost cutting and business restructuring steps taken beginning in late November 2008 to meet the dramatic decrease in customer demand attributable to the global economic crisis.

•
Net margin per gallon decreased to 23.1 cents in the fiscal 2010 from 25.8 cents in the prior fiscal year. The decrease was primarily due to the incremental margin contributions in fiscal 2009 from the emergency response services provided for hurricanes during the first quarter of fiscal 2009, as well as the higher direct operating expenses described above.

Highlights of Fourth Quarter Fiscal Year 2010 vs. Fourth Quarter Fiscal Year 2009

•
Revenues were $53.7 million in the fourth quarter of fiscal 2010, an increase of $13.8 million, or a 35% increase from $39.9 million in the same period in fiscal 2009. The increase consists primarily of an $8.9 million attributable to price variances as market fuel prices have increased approximately an average of 37% per gallon in the fourth quarter of fiscal 2010 compared to the same period the prior fiscal year. Additionally, revenues increased $4.9 million due to a 10% incremental increase in gallons sold compared to the same period in the prior year.

•
Net income for the fourth quarter of fiscal 2010 was $419,000, compared to a net loss of $1.9 million in the fourth quarter of fiscal 2009. The net loss in the prior year was primarily due to the $1.7 million non-cash ASC 470-20 conversion inducement on extinguishment of convertible notes, which did not reoccur in fiscal 2010. The improvement was also attributable to higher gross profit of $781,000 resulting from the 1.9 cents increase in net margin per gallon, from 22.7 cents per gallon in the fourth quarter of fiscal 2009 to 24.6 cents per gallon in the fourth quarter of fiscal 2010, and lower interest expense of $318,000, offset by higher selling, general and administrative expenses of $277,000.

•
EBITDA was $1.2 million for the fourth quarter of fiscal year 2010, an increase of $313,000 or 36% when compared to the $876,000 in EBITDA reported in the same period the prior year, attributable to higher gross profit partially offset by higher selling, general and administrative expenses as described above.

Highlights of Results for Quarterly Periods ending June 30, 2010 thru September 30, 2008

The following table portrays the financial trends for the Company’s eight most recent quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2009	2009	2009	2009	2008	2008

Revenues	$53,704	$49,152	$46,305	$43,686	$39,884	$34,982	$45,112	$79,271
Gross profit	$4,320	$3,398	$3,381	$4,097	$3,539	$3,790	$3,292	$5,819
Selling, general and administrative	$3,678	$3,555	$2,673	$3,839	$3,401	$3,455	$3,267	$4,632
Operating income (loss)	$642	$(157)	$708	$258	$138	$335	$25	$1,187
Interest expense and other income, net	$(215)	$(254)	$(255)	$(230)	$(454)	$(570)	$(677)	$(667)
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$-	$-	$(1,651)	$-	$-	$-
Gain on extinguishment of promissory notes	$-	$-	$-	$-	$27	$-	$-	$-
Net income (loss)	$419	$(419)	$445	$20	$(1,948)	$(243)	$(660)	$512
Less: Non-cash write-off of unamortized acquisition costs	$-	$-	$-	$187	$-	$-	$-	$-
Less: Non-cash stock options repricing costs	$-	$-	$-	$93	$-	$-	$-	$-
Less: Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment [3]	$-	$-	$-	$-	$1,651	$-	$-	$-
Adjusted net income (loss) before non-cash, non-recurring charges [4]	$419	$(419)	$445	$300	$(297)	$(243)	$(660)	$512

EBITDA [1]	$1,189	$398	$1,289	$1,134	$876	$974	$690	$1,990

Net margin	$4,529	$3,616	$3,609	$4,333	$3,795	$4,027	$3,534	$6,161
Net margin per gallon [2]	$0.25	$0.21	$0.21	$0.26	$0.23	$0.25	$0.21	$0.33
Gallons sold	18,385	17,382	16,956	16,945	16,709	16,041	16,602	18,550

1 EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a Non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts. Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

2  Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

3 Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment is a charge we incurred strictly as a result of the June 29, 2009 Recapitalization. The Company extinguished a portion of the August 2007 and the September 2008 Notes (“the Notes”) through the issuance of approximate 1.2 million shares and approximate 278,000 shares, respectively, at the negotiated price of $1.71 per share, which was greater than the $1.67 per share closing bid price the day prior to the Recapitalization, but lower than the conversion price applicable to the convertible debt instruments, which resulted in the issuance of more shares in the exchange than would have been issued upon a conversion.  The practice of accounting in the interpretation of ASC 470-20 (formerly FAS No. 84) is that an inducement occurs any time when additional shares are issued in the extinguishment of convertible debt regardless of the absence of an economic loss or economic intent of the parties to the transaction.  Irrespective of the economic reality of the transaction, ASC 470-20 (formerly FAS No. 84) required the recording of a non-cash “conversion inducement” charge of $1.7 million, based on the difference between the approximate aggregate 471,000 common shares issuable to the applicable note holder under the original conversion rights that existed upon a conversion and the approximate 1.5 million common shares exchanged at $1.71 cents in the transaction that extinguished all of the Notes.  This non-cash charge is deemed a financing expense to extinguish the Notes.  To the extent that the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of a finance cost, it is considered interest expense for the calculation of certain interest expense amounts.

4  Adjusted net income (loss) before non-cash, non-recurring costs is a non-GAAP measure that excludes the non-cash ASC 470-20 inducement on extinguishment of convertible notes, the non-cash ASC 805 write-off of unamortized acquisition costs, and the non-cash stock options repricing costs.  We believe that this is a meaningful non-GAAP representation of the ongoing performance of the operations as it excludes the effect of charges that were strictly related to the June 2009 Recapitalization and/or charges that are non-recurring.

Reconciliation of EBITDA  to the Net income (loss) (non-GAAP measure)

For Quarterly periods ending June 30, 2010 thru September 30, 2008

All amounts in thousands of dollars

	For the Three Months Ended,
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2009	2009	2009	2009	2008	2008

Net income (loss)	$419	$(419)	$445	$20	$(1,948)	$(243)	$(660)	$512
Add back:
Interest expense	227	260	261	230	545	575	680	683
Income tax expense	8	8	8	8	8	8	8	8
Depreciation and amortization expense within:
Cost of sales	208	218	228	236	254	239	242	342
Selling, general and administrative expenses	316	316	316	320	344	334	342	341
Stock-based compensation expense	11	15	31	133	49	61	78	104
Write-off of unamortized acquisition costs	-	-	-	187	-	-	-	-
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	-	-	-	-	1,651	-	-	-
Gain on extinguishment of promissory notes	-	-	-	-	(27)	-	-	-
EBITDA	$1,189	$398	$1,289	$1,134	$876	$974	$690	$1,990

Reconciliation of Adjusted Net income (loss) attributable to Common Shareholders
(non-GAAP Measure)

The following table reconciles Adjusted basic and diluted net income (loss) per share attributable to common shareholders excluding non-cash, non-recurring costs for fiscal 2010 and fiscal 2009:

All amounts in thousands of dollars, except price per share and shares outstanding data

	Fiscal 2010	Fiscal 2009	Change	% change
Net income (loss)	$465	$(2,339)	$2,804	N/A
Preferred stock dividends	(13)	(577)	564	(98)%
Non-cash deemed dividends for preferred stock Series A, B and C redemption to common stock	-	(1,746)	1,746	N/A
Net income (loss) attributable to common shareholders	$452	$(4,662)	$5,114	N/A
Less: Non-cash deemed dividends for preferred stock Series A, B and C redemption to common stock	-	1,746	(1,746)	(100)%
Less: Non-cash ASC 470- 20 (formerly FAS No. 84) inducement on extinguishment	-	1,651	(1,651)	(100)%
Less: Non-cash write-off of unamortized acquisition costs	187	-	187	100%
Less: Non-cash stock options reprising costs	93	-	93	100%
Adjusted net income (loss) attributable to common shareholders	$732	$(1,265)	$1,997	N/A

Adjusted net income (loss) per share attributable to common shareholders excluding non-cash; non-recurring costs
Basic	$0.09	$(0.38)	$0.47	N/A
Diluted	$0.08	$(0.38)	$0.46	N/A

Net income (loss) per share attributable to common shareholders:
Basic	$0.05	$(1.39)	$1.44	N/A
Diluted	$0.05	$(1.39)	$1.44	N/A

Basic and diluted weighted average common shares outstanding:
Basic	8,480	3,355	5,125
Diluted	8,692	3,355	5,337

Adjusted basic and diluted net income (loss) per share attributable to common shareholders excluding non-cash ASC 470-20 inducement, deemed dividends on extinguishment of convertible notes and preferred shares, non-cash ASC 805 write-off of unamortized acquisition costs, and non-cash stock options repricing costs is a non-GAAP measure that excludes the effect of charges and dividends that are non-recurring. We believe that excluding them in this non-GAAP calculation provides a meaningful representation of the ongoing performance of the operations of the Company.

Selected Income Statement and Financial Data

The following tables present comparative financial data for the periods noted:

All amounts in thousands of dollars, except price per share and net margin per gallon, shares outstanding and gallons sold
	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009

Petroleum product sales and service revenues	$47,549	$34,470	$169,313	$177,054
Petroleum product taxes	6,155	5,414	23,534	22,195
Total revenues	53,704	39,884	192,847	199,249

Cost of petroleum product sales and service	43,229	30,931	154,117	160,614
Petroleum product taxes	6,155	5,414	23,534	22,195
Total cost of sales	49,384	36,345	177,651	182,809

Gross profit	4,320	3,539	15,196	16,440

Selling, general and administrative expenses	3,678	3,401	13,745	14,755

Operating income	642	138	1,451	1,685

Interest expense	(227)	(545)	(978)	(2,483)
Interest and other income	12	91	24	115
Non-cash ASC 470-20 (formerly FAS No. 84)
inducement on extinguishment	-	(1,651)	-	(1,651)
Gain on extinguishment of convertible notes	-	27	-	27

Income (loss) before income taxes	427	(1,940)	497	(2,307)

Income tax expense	(8)	(8)	(32)	(32)
Net income (loss)	$419	$(1,948)	$465	$(2,339)

Basic and diluted net income (loss) per share computation:
Net income (loss)	$419	$(1,948)	$465	$(2,339)
Less: Preferred stock dividends	(13)	(125)	(13)	(577)
Less: Non-cash deemed dividends for preferred stock Series A, B and C redemption to common stock	-	(1,746)	-	(1,746)
Net income (loss) attributable to common shareholders	$406	$(3,819)	$452	$(4,662)

Net income (loss) per share attributable to common shareholders:
Basic	0.05	(1.14)	0.05	(1.39)
Diluted	0.05	(1.14)	0.05	(1.39)

Weighted average common shares outstanding:
Basic	8,557	3,364	8,480	3,355
Diluted	8,692	3,364	8,692	3,355

EBITDA (non-GAAP measure)¹	$1,189	$876	$4,010	$4,530

Gallons sold	18,385	16,709	69,668	67,902

Net margin	$4,529	$3,795	$16,087	$17,517

Net margin per gallon²	$0.25	$0.23	$0.23	$0.26

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts. Both stock-based compensation amortization expense and the write-off of unamortized acquisition costs are considered amortization items to be excluded in the EBITDA calculation. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Reconciliation of Net income (loss) to EBITDA (non-GAAP Measure)

All amounts in thousands of dollars
	Years Ended June 30,
	2010	2009

Net income (loss)	$465	$(2,339)
Add back:
Interest expense	978	2,483
Income tax expense	32	32
Depreciation and amortization expense within:
Cost of sales	890	1,077
Selling, general and administrative expenses	1,268	1,361
Stock-based compensation amortization expense	190	292
Write-off of unamortized acquisition costs	187	-
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment	-	1,651
Gain on extinguishment of promissory notes	-	(27)
EBITDA [1]	$4,010	$4,530

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that gain and the non-cash ASC 470-20 (formerly FAS No. 84) inducement on extinguishment of promissory notes constitutes the recognition of previously deferred interest or finance cost, it is considered interest expense for the calculation of certain interest expense amounts. Both stock-based compensation amortization expense and the write-off of unamortized acquisitions costs are considered amortization items to be excluded in the EBITDA calculation. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

Reconciliation of Net income (loss) to Cash Contribution, Fixed Charges and Fixed Coverage Ratio (non-GAAP Measure)

Cash contribution, fixed charges and fixed coverage ratio are non-GAAP measures that provide useful information regarding the Company’s ability to satisfy cash payments other than those made for operating activities.

The following table reconciles cash contribution, fixed charges and fixed coverage ratio to the reported Net income (loss) for each of the fiscal years presented above:

All amounts in thousands of dollars except fixed charge coverage ratio

	Years Ended June 30,
	2010	2009

Net income (loss)	$465	$(2,339)
Add back:
Interest expense	978	2,483
Income tax expense	32	32
Depreciation and amortization expense within:
Cost of sales	890	1,077
Selling, general and administrative expenses	1,268	1,361
Stock-based compensation amortization expense	190	292
Write-off of unamortized acquisition costs	187	-
Non-cash ASC 470-20 (formerly FAS No. 84) inducement on Extinguishment	-	1,651
Gain on extinguishment of promissory notes	-	(27)
EBITDA	$4,010	$4,530

Less fixed charges:
Principal payments on term and promissory notes	917	4,993
Purchases of property and equipment other than restricted cash	415	298
Capital lease payments	62	58
Cash paid for interest	765	2,125
Payment of dividends	-	390
Principal and interest payments made as a result of the Recapitalization		(5,045)
Property and equipment payments made from restricted cash		(76)
Total fixed charges	$2,159	$2,743

Cash contribution	$1,851	$1,787

Fixed charge coverage ratio (EBITDA divided by fixed charges)	1.86	1.65

Condensed Consolidated Balance Sheet

All amounts in thousands of dollars

	June 30, 2010	June 30, 2009
ASSETS
Current assets	$20,033	$18,732
Property, plant and equipment, net	7,226	8,569
Other assets, net	2,319	2,817
	$29,578	$30,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,388	$18,336
Long-term debt, net and other liabilities	4,134	5,253
Stockholders’ equity	7,056	6,529
	$29,578	$30,118

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries.  The Company provides its services and products through 34 locations in the eleven states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas.  The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services.  The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers.  More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future trading prices of the Company’s common stock and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2010.